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                                                                   Exhibit 10.34

Portions of this Exhibit were omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment. Such portions are marked by a series of asterisks.


April 15, 2004.

Mr. Peter Mann
Chief Executive Officer
Prestige Brands Inc.
90 North Broadway
Irvington, NY 10533

Dear Peter:

This letter will confirm our appointment by Prestige Brands Inc. to serve as advertising agency on behalf of Prestige Brands Inc. ("Prestige") and its units, The Spic and Span Company and Medtech, and will set forth our mutual understanding as to the basis upon which we will so act:

1.   SERVICES

     We will devote our best efforts to further Prestige interests and endeavor in every proper way to make their advertising successful. We will understand Prestige businesses, provide advertising plans, create the advertising, and provide such other advertising services as may be necessary within your budget limitations. We will plan media and coordinate media buying activity with Horizon, your media buying service.

2.   PRODUCTS

     It is understood that this appointment covers the advertising for brands as follows:

     a) Medtech: Cutex, Compound W, New Skin, Denorex, Chloraseptic, Clear Eyes, Murine (strategic consulting only, excluding creative and media)

     b)   The Spic and Span Company: Comet

3.   COMPENSATION

     Set forth below are the charges we will bill you for the services we are to render and the expenditures we are to make for your account. Any references to our "net cost" mean the actual amount we are required to pay or credit to a third party to purchase materials or services or both, for your account; i.e. the gross amount charged by the third party, less commissions, applicable discounts, rebates, shipping and taxes.

     (a)  ACCOUNT MANAGEMENT AND CREATIVE

          Beginning April 1, 2004, CDA will be compensated $*** per month for services on Cutex, Compound W, New Skin, Denorex; beginning on
          July 1, 2004, CDA will be compensated a total of $*** per month for the above brands plus Chloraseptic, Clear Eyes, Murine (strategic consulting only, excluding creative) and Comet.

     (b)  MEDIA ADVERTISING - SPACE AND TIME

          Beginning April 1, 2004, CDA will be compensated $*** per month for services on Cutex, Compound W, New Skin, Denorex; beginning on July 1, 2004, CDA will be compensated a total of $*** per month for the above brands plus Chloraseptic, Clear Eyes, and Comet. Media buying will be managed by CDA with Horizon; CDA will receive ***% of gross for any print media buys that CDA executes.

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     (c)  ARTWORK, PRODUCTION, TALENT, TESTIMONIALS, RESEARCH, ETC.


          You will be billed for the following items purchased for you pursuant to your written authorization at net cost to us without commission or markup. Items to be billed on this basis include:

          (1) Artwork (such as semi-comprehensives, comprehensives, finished art, special but not rough layouts, storyboards) and mechanical production (photographs, photostats, typesetting and proofs, engraving, electrotypes, mats, mechanicals, printing and similar items);

          (2) Talent and production for radio, print and television programs and commercials, motion pictures, slides and slide films;

          (3) Expenditures incurred in securing testimonials and the right to use names and/or likeness of individuals and copyrighted materials; and

          (4) Research costs incurred or contracted for by the agency with your approval.

     (d)  CHARGES FOR INTERNAL SERVICES AND PRODUCTION

          Internal services and finished artwork provided by us (as distinguished from services bought outside our organization) such as special comprehensive layouts, booklets, package designs, displays, catalogues, public relations and publicity, sales representations, extraordinary research, etc. will be charged at our then current rates, or at a fee to be mutually agreed upon in writing prior to undertaking such work.

     (e)  OUT-OF-POCKET EXPENSES

          You will reimburse us for all authorized out-of-pocket expenses for the servicing of your account. For example:

          (1) Travel transportation, accommodations, etc. -- for trips outside the New York metropolitan area; which are authorized or requested by you in writing; also travel expenses of our personnel in connection with advertising material preparation to the extent agreed upon in advance.

          (2) Packaging, shipping, delivery and communications -- all authorized expenses incurred in connection with forwarding advertising material on your behalf (engraving mats, recordings) and telegraph, cable, messenger and other delivery charges incurred to provide you with special information or to meet emergency situations for which we are not responsible, all of which are outside of the routine correspondence in the ordinary course of business.

     (f)  PAYMENTS AND CASH DISCOUNTS

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          (1)  Our invoices to you are payable by you within 10 days.

          (2) Media invoices, if any, will be issued to you in time as necessary to take advantage of available cash discounts. Cash discounts received will be detailed as to the amount on our invoices and will be billed to you provided we receive payment on or before the date specified on our invoice.

          (3) Production costs on projects or jobs will be billed 75% on approved estimate and 25% on completion.

We reserve the right, in the case of delinquency in your payment to us or upon learning of circumstances that may reasonably be expected to affect your ability to make payments on these due dates, to change the requirements as to terms of payment under this agreement.

     (g)  MEDIA PLANS AND PRODUCTION ESTIMATES

          Media plans for proposed expenditures for advertising in publications, on radio and television, etc., and production estimates for proposed expenditures for costs and services related to the production of advertising and advertising materials, will be submitted to you for approval. Your written approval of such plans/estimates will constitute our authorization to enter into contracts and make purchases for your account.

     (h)  MONTHLY FEE PAYMENT SCHEDULE

          CDA will be compensated by monthly fees as set forth above *** payable on or before the 15th day of each month during the term hereof.

4.   GENERAL PROVISIONS

     (a) Except as provided in paragraph 4(b) below you will indemnify, defend and hold us harmless from and against any loss, cost, liability or damages (including attorneys' fees) resulting from any claim, suit or proceeding made or brought against us based upon assertions made for Prestige products or services in any advertising or other promotional materials which we may prepare and which you approve in writing before publication or broadcast, as well as for any claim, suit or proceeding arising out of the nature or use of Prestige products or services.

     (b) We will defend and indemnify you against any loss, costs, or damages including attorney's fees, made against you arising out of any advertising prepared and placed by us which is based on libel, slander, piracy, plagiarism, invasion of privacy or infringement of copyright. We presently carry, and shall, at our sole cost and expense, during the term of this agreement, continuously maintain in force, advertising liability insurance coverage in the amount of $2,000,000.

     (c) You reserve the right, in your own best interests to modify, reject, cancel or stop any and all agreements or commitments entered into by us on your behalf, as well as all plans, schedules or work in progress. In this event, we shall promptly take appropriate steps to carry out your instructions. In turn you agree (i) to pay us, in accordance with the provisions of this

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agreement, any and all proper charges earned and incurred by us in connection with such work up to the time of its discontinuance, cancellation or modification; and (ii) to indemnify us for all claims and actions by third parties for damages and expenses in consequence of our carrying out your instructions.

     (d) We will use our best efforts to safeguard any and all of your property entrusted to our custody or control, but in absence of gross negligence on our part or willful disregard by us of your property rights, we are not to be held responsible for any loss, damage, destruction or unauthorized use by others of such property.

     (e) We will use our best efforts to guard against any loss to you through failure of media or suppliers properly to execute their commitments but we shall not be held responsible for any such failure except that we shall make every reasonable effort to obtain appropriate make-goods.

     (f) If we are called upon to place advertising on your behalf, we will verify all media invoices by obtaining from the media tear sheets of space advertising, station affidavits or similar proof of performance of radio and television time placed by us and will confirm the accuracy of all media charges by comparison of such proof of performance with the billings rendered.

     (g) Unless specifically requested before the release of an advertisement, we are not responsible for the return of engravings after their use in publications.

     (h) At any reasonable time during the life of this agreement and upon reasonable notice, you may examine our files and records pertaining directly to the handling of your advertising, but not including information related to individual employee compensation.

     (i) All talent employed by us for use in any advertising prepared on your behalf shall be hired as our employees or through subcontractors; as such we will be responsible for the payment and reporting of all payroll taxes for such employees to the applicable governmental agencies provided for, and we shall, as appropriate perform and discharge all obligations imposed upon employers under Federal, state and local laws. If this agreement is terminated for any reason, any contract we have entered into (with your approval) with talent who have performed or are to perform in your advertising or promotional activities, shall, simultaneously on the effective date of such termination, be automatically assigned to you and you shall assume all the rights and obligations under said contract, and we shall be relieved of any further responsibility or liability with respect thereto. You shall indemnify us against any expense or loss we may incur as a result of a claim by such talent or a third party arising after the assignment of said contract.

     (j) We will act as agent for you as a disclosed principal with regard to the purchase, upon prior approval, of materials and services on your behalf.

5.   TERM AND TERMINATION OF AGREEMENT

     (a) This agreement shall become effective as of the date hereof (with Monthly Fees to begin in April) and shall continue thereafter unless terminated by either party giving at least sixty

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days notice. All notices shall be delivered by registered mail to the principal place of business of the party to whom such notice is addressed.

     (b) Our respective duties, responsibilities and rights shall continue in full force during the period of notice of termination, and we shall be entitled to our Monthly Fees throughout the notice period. Upon receipt of notice of termination we shall not commence work on or place orders for any new advertising, but shall complete and place all advertising previously approved by you.

     (c) Upon termination of this agreement, you are to pay for all authorized work in progress, and you shall assume our liability under and indemnify us with respect to all outstanding contracts and agreements made on your behalf and with your approval.

     (d) Provided that there is no overdue indebtedness then owing by you to us, we shall transfer, assign and make available to you or your representative all property and materials in our possession or control belonging to you, and all information, contracts, options, reservations and orders concerning your advertising. We will also give you all reasonable cooperation toward transferring, with the approval of third parties in interest, all reservations, contracts, and arrangements with advertising media or others, of advertising space, broadcast time, or materials yet to be used and all rights and claims thereto and therein, upon our being duly released from the obligations thereof.

     (e) You shall own any and all plans, preliminary outlines, layouts, copy, artwork, films, and other property of advertising material which we prepared for you or purchased for your account hereunder and which you paid for in accordance with this agreement, provided such material was produced in final form, published, displayed, broadcast, distributed, or otherwise presented prior to the termination hereof. Any unproduced or unpublished advertising programs, campaigns, plans and ideas prepared by us shall remain our property, provided that any use we make of the same shall not involve the release of any confidential information regarding your business or methods of operation.

6.   MISCELLANEOUS

     (a) This agreement and all matters or issues shall be governed by the laws of the State of New York applicable to contracts made and performed entirely therein.

     (b) This letter represents the entire agreement between you and us and supersedes all prior agreements, arrangements and understandings, written or oral with respect to the subject matter hereof. No modification of this agreement will be effective unless in writing and signed by both parties.

     (c) Except as otherwise provided in this agreement, neither party may assign any rights or delegate any duties hereunder without prior written consent of the other party except nothing in this agreement shall preclude us from using subcontractors in providing our agreed advertising services to you

     (d) Any controversy or claim arising out of or relating to this Agreement, or any breach hereof, shall be settled by arbitration or in the sole event mediation fails, by arbitration

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before a single arbitrator in White Plains, New York in accordance with the rules of the American Arbitration Association, then in effect and judgment upon such award rendered by the arbitrator may be entered in any court having jurisdiction thereof. The costs and expenses of such arbitration may be allocated between the parties as determined by the arbitrator. No party to this Agreement shall be precluded from applying to a proper court for preliminary injunctive relief by reason of the prior or subsequent commencement of arbitration proceeding as herein provided.

Your signature together with ours below will constitute this a binding agreement between us.

                                          CARRAFIELLO DIEHL & ASSOCIATES, INC.


                                          By:     /s/ GERALD A. CARRAFIELLO
                                             -----------------------------------
                                                Gerald A. Carrafiello
                                                President


ACCEPTED AND AGREED

Prestige Brands Inc.


By:    /s/ PETER C. MANN
   --------------------------------
       Peter Mann
       Chief Executive Officer

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